State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171

Re:      EVERGREEN VA BLUE CHIP FUND

To:      Elizabeth B. Solomon

This is to advise you that Evergreen Variable Annuity Trust ("the Trust") has established a new series of shares to be known as EVERGREEN VA BLUE CHIP FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Contract dated 9/18/97 between the Evergreen Funds and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the two new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Funds and retaining one copy for your records.

Evergreen Variable Annuity Trust

By:
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Title:
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Agreed to this ___ day of April, 2000.

State Street Bank and Trust Company

By:
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Title:
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